                                                                    Exhibit 99.1

For Immediate Release
Contact:
Press & Media:                                          Investors:
Sally Price                                             Frank Connolly
VP, Corporate Marketing & Strategy                      Chief Financial Officer
203-299-7448                                            203-299-7157
sprice@modemmedia.com                                   fconnolly@modemmedia.com
---------------------                                   ------------------------

       Modem Media Exceeds Fourth Quarter Estimates and Reports Full Year
         Revenue of $103.0 million and Pro Forma EBITDA of $11.5 million

NORWALK, CT-February 28, 2002--Modem Media, Inc. (NASDAQ: MMPT), one of the world's leading interactive marketing firms, today announced its operating results for the fourth quarter and fiscal year-ended December 31, 2001. Highlights include:

o Revenues of $103.0 million for full year 2001 and $20.5 million for the fourth quarter
o Pro forma EBITDA of $11.5 million for the full year 2001 and $4.4 million for the fourth quarter
o Pro forma cash EPS of $0.12 for the full year 2001 and $0.09 for the fourth quarter
o Year-end cash and short-term investments of $41.0 million, up from $35.8 million at the close of 2000

"We are pleased with the relative strength of our performance in 2001," said Marc Particelli, Modem Media President and CEO. "2001 was a transitional year for our industry and our business. We emerged from it a clear leader in the interactive marketing space, well positioned for growth as the economy recovers. Our core client relationships are intact and our service offerings are increasingly compelling as evidenced by the new clients we added in 2001."

Full Year Results

Revenue for the year ended December 31, 2001 was $103.0 million, compared to $134.3 million for 2000. North American revenue was $72.7 million for the year compared with $111.7 million in 2000. International revenue was $30.4 million for the year, compared with $22.7 million in 2000.

Actual, as reported EBITDA, including one-time items, was $(4.2) million for the year ended December 31, 2001, compared with $2.0 million for 2000. The reported actual net loss for the year, which includes non-cash amortization of intangibles and one-time items, was $(6.8) million, or $(0.26) per share. This compared with a net loss of $(74.2) million, or $(3.04) per share, for 2000.

Pro forma EBITDA, which excludes one-time items, was $11.5 million for the year ended December 31, 2001, compared with $9.0 million for 2000. Pro forma cash earnings for the year ended December 31, 2001, defined as net income before non-cash amortization of intangibles and one-time items, were $3.1 million, or $0.12 per share, compared with break-even for 2000.

Cash and short-term investments totaled $41.0 million as of December 31, 2001, compared with $35.8 million as of December 31, 2000.

The difference between the Company's reported and pro forma results for the full year 2001 was due to one-time items defined as restructuring and severance costs as well as asset and goodwill write-offs. During the year, the Company recorded total net charges of $16.0 million for events previously announced. These net charges included $6.7 million related to excess real estate, $3.7 million related to office restructurings, $3.7 million resulting from reductions in staff, $2.9 million for impairment of goodwill and investments, which included a $3.2 million charge for the impairment of the Company's CentrPort investment. The net charges also included $1.7 million relating to the recognition of a portion of the previously recorded deferred gain on the sale of CentrPort stock.

Fourth Quarter Results

Revenue for the fourth quarter of 2001 totaled $20.5 million compared to $23.1 million for the third quarter and $35.2 million for the fourth quarter of 2000. North American revenue was $13.6 million for the fourth quarter of 2001 compared with $15.6 million for the third quarter and $28.4 million for the fourth quarter of 2000. International revenue was $6.8 million for the fourth quarter of 2001, compared with $7.5 million for the third quarter and $6.8 million for the fourth quarter of 2000.

Actual, as reported EBITDA, including one-time items, was $1.6 million for the fourth quarter of 2001. This compared with $(0.5) million for the third quarter and $(2.3) million for the fourth quarter of 2000. Reported actual net income, which includes non-cash amortization of intangibles and one-time items, was $0.6 million, or $0.02 per share for the fourth quarter of 2001. This compared with a net loss of $(1.9) million, or $(0.08) per share, for the third quarter and a net loss of $(61.7) million, or $(2.47) per share, for the fourth quarter of 2000.

Pro forma EBITDA, which excludes one-time items, was $4.4 million for the fourth quarter of 2001. This compared with $1.9 million for the third quarter and $4.0 million for the fourth quarter of 2000. Pro forma cash earnings for the fourth quarter of 2001, defined as net income before non-cash amortization of intangibles and one-time items, were $2.2 million, or $0.09 per share. This compared with $0.4 million, or $0.01 per share, for the third quarter and $0.8 million, or $0.03 per share for the fourth quarter of 2000.

Cash and short-term investments totaled $41.0 million at the close of the fourth quarter, compared with $41.0 million at the close of the third quarter and $35.8 million at the close of the fourth quarter of 2000.

The difference between the Company's reported and pro forma results in the fourth quarter was due to one-time items defined as restructuring and severance costs as well as asset and goodwill write-offs. During the fourth quarter, the Company recorded total net charges of $2.7 million for events previously announced. These net charges included $3.2 million for impairment of the Company's investment in CentrPort, $1.7 million relating to the recognition of a portion of the previously recorded deferred gain on the sale of CentrPort stock, and $1.3 million resulting from reductions in staff. These net charges also included a reversal of $1.3 million of our New York City excess space accrual, reflecting the sub-letting of that space in November, 2001, and a $1.2 million charge for the restructuring of the Company's Paris office.

2002 Guidance

Modem Media expects revenue of about $18 million in the first quarter of 2002 with pro forma EBITDA of $0.5 to $1.0 million for the quarter. The Company expects EBITDA margins to be lower in the first quarter of 2002 than the fourth quarter of 2001 due to lower revenue and the impact of adjustments to certain fourth quarter provisions resulting from specific fourth quarter events. The Company expects revenue in the range of $80 to $90 million for the full year 2002 and pro forma EBITDA margins in the 11% to 12% range for the year. "While our North American business is recovering consistent with our expectations, we are experiencing a steeper than expected fall-off in demand for interactive marketing services in our European and Asian businesses," said Frank Connolly, Modem Media CFO.

In conjunction with the earnings release, Marc Particelli, CEO, and Frank Connolly, CFO, will host a conference call at 4:30 pm (EST) today, which will be simulcast on Modem Media's Web site, www.modemmedia.com. By accessing Modem
                                     ------------------
Media's Web site, users can listen to the live call, or replay it following the completion of the call.

About Modem Media

Founded in 1987, Modem Media (http://www.modemmedia.com) is an interactive
                              -------------------------
marketing strategy and services firm recognized for the innovation and effectiveness of its work in digital channels. Modem Media helps world class companies realize greater value from their customers by increasing sales and reducing costs across their communications, selling and service activities. The Company builds value for global businesses including Delta Air Lines, General Electric, General Motors, IBM, Kodak, Kraft, Michelin, and Philips. Modem Media's success is rooted in the integration of customer-driven marketing strategies, award-winning creative solutions, and advanced marketing technologies. Headquartered in Norwalk, CT, the Company maintains offices in San Francisco, Toronto, London, Munich, Hong Kong and Sao Paulo.

                                      # # #



This press release contains statements that are "forward-looking" within the meaning of applicable federal securities laws, including the Company's financial strength, expected revenue, expected EBITDA, expected EBITDA margin, expected earnings results, profitability, and future client demand, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated. Factors that could cause actual results to differ include timing and scope of new projects and client initiatives, demand for the Company's services, spending levels of the Company's clients and prospects, the loss of a major client, pricing pressure for the Company's services, the impact of the continued economic downturn, the timing and ability of the Company to manage the level of personnel and capacity in the future, the timing and amount of capital expenditures, the timing of collections from its clients and other factors more fully discussed in our filings with the Securities and Exchange Commission.

                               - Table to Follow-

                       MODEM MEDIA, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                       Three Months Ended December 31,              Year Ended December 31,
                                                      --------------------------------           ---------------------------
                                                           2001             2000                     2001               2000
                                                      --------------  ----------------           --------------     ------------

Revenues                                                $20,468,000      $ 35,194,000           $103,037,000        $134,344,000
Cost of revenues                                         10,571,000        17,750,000             57,134,000          69,088,000
Gross profit                                              9,897,000        17,444,000             45,903,000          65,256,000
Operating expenses:
              Sales and marketing                           597,000           754,000              3,449,000           5,240,000
              General and administrative                  4,897,000        12,675,000             30,934,000          51,027,000
              Restructuring and other charges, net        1,345,000         6,286,000             14,655,000           7,008,000
              Impairment of goodwill                             -         54,287,000                      -          54,287,000
              Depreciation and amortization               1,464,000         1,888,000              6,502,000           6,127,000
              Amortization of goodwill                      830,000         4,126,000              3,390,000          15,400,000
              Total operating expenses                    9,133,000        80,016,000             58,930,000         139,089,000
Operating (loss) income                                     764,000       (62,572,000)           (13,027,000)        (73,833,000)
Gain on sale of CentrPort stock                           1,735,000                 -              1,735,000                   -
Impairment of investment in CentrPort                    (3,173,000)                              (3,173,000)                  -
Interest income, net                                        104,000           458,000              1,070,000           1,866,000
(Loss) income before income taxes                          (570,000)      (62,114,000)           (13,395,000)        (71,967,000)
(Benefit) provision for income taxes                     (1,119,000)         (382,000)            (6,601,000)          2,282,000
Net (loss) income                                       $   549,000      $(61,732,000)          $ (6,794,000)       $(74,249,000)

Net (loss) income per share:
              Basic                                     $      0.02      $      (2.47)          $      (0.26)       $      (3.04)
              Diluted                                   $      0.02      $      (2.47)          $      (0.26)       $      (3.04)

Cash Earnings before one-time items:
              Basic                                     $      0.09      $       0.03           $       0.12        $       0.00
              Diluted                                   $      0.09      $       0.03           $       0.12        $       0.00

Weighted-average number of common shares outstanding:
              Basic                                      25,824,000        24,952,000             25,704,000          24,386,000
              Diluted                                    25,902,000        24,952,000             25,704,000          24,386,000
